Exhibit 10.16

THIRD AMENDMENT AND NOTE MODIFICATION AGREEMENT

THIS AGREEMENT is made as of the 20 day of August, 2007, by and among KVH Industries, Inc., a Delaware corporation with its principal place of business located at 50 Enterprise Center, Middletown, Rhode Island (the “Borrower”), and Bank of America, N.A. (successor-by-merger with Fleet National Bank and assignee of Banc of America Leasing & Capital, LLC [itself a successor-by-merger with Fleet Capital Corporation]), a national banking association with a place of business located at 111 Westminster Street, Providence, Rhode Island (the “Bank”).

PURPOSE:

On July 17, 2003, the Borrower, Fleet Capital Corporation (predecessor-in-interest to Banc of America Leasing & Capital, LLC) and Fleet National Bank (predecessor-in-interest to the Bank, as issuing lender and cash management bank) entered into, among other things, that certain Amended and Restated Credit and Security Agreement (the “Credit Agreement”) providing for a $15,000,000 line of credit (the “Line”) to the Borrower.

As further evidence of the Line, the Borrower executed and delivered to Fleet Capital Corporation that certain Revolving Credit Note dated July 17, 2003, in the amount of $15,000,000 (the “Note”).

Banc of America Leasing & Capital, LLC assigned all of its rights in and to the Credit Agreement and the Note, together with any and all other documents executed and/or prepared in connection therewith (collectively, the “Financing Documents”), to the Bank pursuant to that certain Assignment and Assumption and Amendment and Note Modification Agreement dated as of July 17, 2006, by and among the Borrower, Banc of America Leasing & Capital, LLC and the Bank (the “First Amendment”), which First Amendment also amended certain terms and conditions contained in the Financing Documents.

On December 28, 2006, the parties hereto entered into that certain Second Amendment and Note Modification Agreement (the “Second Amendment”) which provided for an extension of the maturity date of the Line to December 31, 2008.

The Bank and the Borrower are desirous of further amending the Credit Agreement to provide for the issuance of a letter of credit that will, among other things, expire after the aforementioned maturity date.

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement):

1. Notwithstanding anything in the Credit Agreement to the contrary, the letter of credit the Borrower is seeking to obtain for its account in the amount of $228,374.60 pursuant to that certain Application and Agreement for Standby Letter of Credit dated August, 2007 (the “Reimbursement Agreement”), shall constitute a Letter of Credit under the Credit Agreement (and for purposes of this Agreement, shall be referred to as the “Exception Credit”) notwithstanding the fact that the Exception Credit shall expire on April 30, 2010, a date subsequent to the current Revolving Credit Maturity Date. In that regard:

(a) The Reimbursement Agreement shall constitute a Loan Document under the Credit Agreement.

(b) Amounts advanced by the Bank under and pursuant to the Exception Credit shall constitute an LC Disbursement.

(c) The obligations of the Borrower under the Reimbursement Agreement and the Credit Agreement to reimburse the Bank for amounts drawn under the Exception Credit shall constitute an Obligation under the Credit Agreement, and thus shall be secured thereby.

(d) Under no circumstances shall the Revolving Credit Maturity Date be interpreted to have been similarly amended; rather, the Revolving Credit Maturity Date shall, unless amended, remain at December 31, 2008; provided however, in the event the Revolving Credit Maturity Date is not extended to a date subsequent to April 30, 2010, all terms and conditions for the payment in full of all Loans on the Revolving Credit Maturity Date shall remain in full force and effect with the following exceptions:

(i)	The terms and conditions pertaining to the making of LC Disbursements by the Bank shall remain in full force and effect after the Revolving Credit Maturity Date with respect to the Exception Credit, and shall expire on April 30, 2010;

(ii)	The terms and conditions pertaining to the repayment in full of all amounts due from the Borrower in respect of Letters of Credit (i.e. Reimbursement Obligations), including without limitation the accrual of interest thereon as provided in Section 2.3(f) of the Credit Agreement, shall remain in full force and effect after the Revolving Credit Maturity Date with respect to the Exception Credit, which amounts shall be due and payable by the Borrower at such time as an LC Disbursement in respect thereof shall be made by the Bank, all as provided in Section 2.3(d); provided however, such Reimbursement Obligation shall not be satisfied by the Bank with the funding of a Base Rate Borrowing.

2. It is the intent of the parties hereby to permit the issuance of the Exception Credit as a Letter of Credit notwithstanding its expiry date, and that the Reimbursement Obligations of the Borrower with respect thereto shall be governed by the Credit Agreement and the Reimbursement Agreement (subject to the last sentence of Section 2.3(a)), and thus such Reimbursement Obligations shall be secured by the Credit Agreement. In this regard, the terms and conditions of the Credit Agreement as relate to such Reimbursement Obligations, the security therefor and the Exception Credit shall survive any Revolving Credit Maturity Date occurring prior to April 30, 2010.

3. Except as modified hereby, the Borrower hereby affirms and restates all of the covenants and agreements made and set forth in the Financing Documents, the First Amendment, the Second Amendment and any and all other documents executed in connection therewith.

4. All references to the Credit Agreement appearing in the Note, the First Amendment, the Second Amendment and any and all other documents executed in connection therewith, as the Credit Agreement may be otherwise defined or referred to therein, shall be deemed to mean the Credit Agreement as amended hereby.

5. Any provision of this Agreement which is prohibited or unenforceable under any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6. This Agreement is intended by the parties hereto as a final expression of this Agreement and is also intended as a complete and exclusive statement of the terms hereof. No course of dealing, course of performance or trade usage, and no parol or evidence of any nature shall be used to supplement or modify any terms hereof.

7. This Agreement has been negotiated, executed, and delivered in, and shall be deemed to have been made in the State of Rhode Island, and the validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Rhode Island.

8. An original of this Agreement shall be attached to and made a part of the Note and shall constitute an allonge thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

WITNESS:	KVH Industries, Inc.

By:

Bank of America, N.A.

By:
Scott A. McCaughey, Vice President

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